UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2025

RPC, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8726	58-1550825
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2801 Buford Highway NE, Suite 300, Atlanta, Georgia 30329

(Address of principal executive office) (zip code)

Registrant's telephone number, including area code: (404) 321-2140

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value	RES	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Membership Interest Purchase Agreement

On April 1, 2025 (“Closing Date”), RPC, Inc., a Delaware corporation (the “Registrant”), through its wholly owned subsidiary, Thru Tubing Solutions, Inc., a Delaware corporation (“RPC”), entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) by and among (i) RPC; (ii) Houston Companies, L.P., a Delaware limited partnership (“Houston LP”); (iii) Clayton Kenworthy, a resident of the state of Texas (“Kenworthy”, and together with Houston LP, the “Direct Sellers”); (iv) Matthew Houston, a resident of the state of Texas and beneficial owner of one hundred percent (100%) of the partnership interest of Houston LP (“Houston” and together with the Direct Sellers, the “Sellers”); (v) Pintail Alternative Energy, L.L.C., a Delaware limited liability company ( “Pintail”); and (vi) Houston, in his capacity as the Sellers’ representative as set forth therein.  Pursuant to the Purchase Agreement, on the Closing Date, RPC purchased all of Pintail’s limited liability company membership interests (the “Transaction”). Pintail is a leading provider of wireline services in support of pump-down perforation operations in the greater Permian Basin.

Transaction Consideration

The purchase price was $245 million for 100% of Pintail’s equity. The Transaction consideration consisted of approximately $170 million of cash, to be adjusted as noted below, $25 million of RPC common stock consideration (the “Stock Consideration”), which was paid by the issuance of 4,545,454 shares of restricted common stock of the Registrant, and $50 million in the form of a secured note payable to Houston LP (the “Seller Note”).

The final cash consideration to be paid by the Registrant will be calculated as (A) $170 million, adjusted for the following Closing Date amounts: plus (B) Pintail’s actual cash, minus (C) Pintail’s actual debt, which was approximately $4.5 million, minus (D) Pintail’s actual unpaid Transaction expenses, and then (E) either, plus the amount by which Pintail’s working capital exceeds $26 million (the “Target NWC”), or minus the amount by which the Target NWC exceeds Pintail’s working capital. The working capital is subject to a $250,000 collar.

Of the final cash amount due on the Closing Date, approximately $2 million has been placed into an escrow account (the “Escrow Amount”), subject to the final determination of Pintail’s cash, debt, working capital and total unpaid transaction expenses, in each case as of the Closing Date, and to secure Sellers’ obligations with respect to changes in these final amounts as compared to estimated amounts as of the Closing Date. Any claims with respect to the Escrow Amount will be made and finalized within one hundred fifty days after the Closing Date, plus the amount of time required to resolve any disputes, and following such resolution, any remaining portion of the Escrow Amount will be released in accordance with the terms of the escrow agreement.

If the Escrow Amount is insufficient to pay the full amount owed to RPC in the event that the estimated amount paid to the Sellers at Closing exceeds the final transaction consideration, either (A) Seller’s representative shall pay the balance of such shortfall to RPC, (B) RPC can set-off an amount equal to the balance of the shortfall against amounts otherwise payable to Houston LP pursuant to the Seller Note, or (C) the balance of such shortfall will be paid through a combination of (A) and (B).

The Stock Consideration will be issued to Houston, by issuance of direct registration book entry shares of RPC registered in the name of Houston. At Closing, all of the Stock Consideration shall be restricted stock that has not been registered pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and shall be unvested. An amount equal to 33.33% of the Stock Consideration will automatically vest on each anniversary of the Closing for a period of three (3) years.  The Stock Consideration is subject to a lock up and cannot be sold or otherwise transferred until it has vested, subject to compliance with applicable securities laws. In addition, in the event Houston is terminated by RPC for cause, or if Houston resigns for any reason other than good reason, all of the unvested Stock Consideration at the time of the termination or resignation is automatically canceled and forfeited.

The Seller Note contemplates RPC paying the outstanding principal amount to Houston LP in three separate installments: (i) $20 million on the first anniversary of the Seller Note; (ii) $10 million on the second anniversary of the Seller Note; and (iii) the outstanding principal amount on the third anniversary of the Seller Note. Interest on the Seller Note accrues at a variable rate equal to the Simple Secured Overnight Financing Rate, or SOFR, for the applicable interest period, plus 2.0% per annum, or where applicable, at a specified default rate. The occurrence of any of the following constitutes a default under the Seller Note, in which case the entire unpaid principal balance and all accrued interest thereunder automatically becomes due and payable in full:(a) failure or inability of RPC to make any payments of principal and/or interest within ten (10) days after the date in which such payment was due; (b) any assignment for the benefit of creditors by RPC; (c) a voluntary or involuntary petition in bankruptcy or receivership being filed by or against RPC which is not terminated or otherwise released within thirty (30) days of such filing; (d) the admission by RPC in writing to Houston LP of its inability to pay its debts as they become due; or (e) an event of default not cured or waived under that certain Credit Agreement, dated as of August 31, 2010 by and among RPC and the other parties thereto.

The cash consideration at Closing was paid from the Registrant’s cash on hand.  Future amounts payable, if any, based on the final transaction consideration calculation, are expected to be paid from the same source.

Additional Terms of Purchase Agreement

Representations and Warranties

The Purchase Agreement contains representations and warranties regarding Pintail relating to, among other things, due organization; the authorization and performance of, and enforceability against, Pintail with respect to the Purchase Agreement and related documents; absence of conflicts; the consent, approval or authorization of governmental authorities; pre-transaction capitalization; financial statements; the absence of undisclosed liabilities; the status of material contracts, real property and personal property leases; employee benefits matters; intellectual property; governmental authorizations and compliance with laws; litigation and proceedings; tax matters; absence of certain changes or events; environmental matters; employment matters; brokers’ fees; insurance; title, condition and sufficiency of assets; banking facilities and powers of attorney; accounts receivable, accounts payable and inventory; rebates; material customers and suppliers; affiliate transactions; and licenses and permits. The Purchase Agreement also contains representations of Sellers, severally and not jointly, relating to, among other things, due organization; the authorization and performance of, and enforceability against, the Sellers with respect to the Purchase Agreement and related documents to which it is a party; absence of conflicts; the consent, approval or authorization of governmental authorities; and investment intent.  In addition, the Purchase Agreement contains representations of RPC, relating to, among other things, due organization; the authorization and performance of, and enforceability against, RPC with respect to the Purchase Agreement and related documents; absence of conflicts; the consent, approval or authorization of governmental authorities; solvency; the financial ability to perform; litigation and proceedings; purchase for investment; stock consideration; and brokers’ fees.

Indemnification

Pursuant to the Purchase Agreement, Houston and Kenworthy, on a several and not joint basis, have agreed to indemnify and hold harmless RPC and its affiliates, with respect to, among other things, breaches of certain of Pintail’s representations and warranties contained in the Purchase Agreement and certain related documents, breaches of certain covenants of the Sellers and Sellers’ representative contained in the Purchase Agreement and certain related documents, certain unpaid closing debt, certain indemnified taxes, certain unpaid transaction expenses, certain legal proceedings, and certain specified matters as set forth therein. RPC has agreed to indemnify and hold harmless the Sellers and their respective affiliates with respect to (a) breaches of certain of RPC’s representations and warranties contained in the Purchase Agreement and certain related documents, and (b) breaches of certain covenants of RPC contained in the Purchase Agreement and certain related documents.

Ancillary Documents

In addition to the Seller Note and escrow agreement described above, in connection with the Purchase Agreement, certain executives of Pintail, including Houston, have entered into new employment agreements with Pintail. In addition, each of the Sellers have entered into restrictive covenant agreements, which subject the Sellers to typical noncompete, nonsolicitation, noninterference, and/or nondisclosure provisions during a 5-year restricted period following the Closing Date.

The foregoing summary of the Purchase Agreement is qualified in its entirety by the complete text of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 in its entirety by reference.

Item 2.01   Completion of Acquisition or Disposition of Assets.

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference, including the exhibit referenced therein and incorporated by reference therein.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference, including the exhibit referenced therein and incorporated by reference therein.

Item 3.02   Unregistered Sales of Equity Securities.

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference, including the exhibit referenced therein and incorporated by reference therein.

Item 8.01. Other Events.

On April 2, 2025, the Registrant issued a press release announcing the Transaction. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired

The financial statements of Pintail will be filed no later than 71 calendar days after the date that this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information

Pro forma financial information relative to the acquisition of Pintail will be filed no later than 71 calendar days after the date that this Current Report on Form 8-K is required to be filed.

(d) Exhibits

2.1Membership Interest Purchase Agreement dated April 1, 2025 (portions of this Exhibit have been omitted)

99.1 Press Release dated April 2, 2025

104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, RPC, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RPC, Inc.

Date: April 4, 2025	/s/ Michael L. Schmit
Michael L. Schmit
Vice President and Chief Financial Officer